Exhibit 23.2

CONSENT OF JOHN BURNS REAL ESTATE CONSULTING, LLC

We hereby consent to the use of our name in the Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”), to be filed by The New Home Company LLC, a Delaware limited liability company (to be converted into a Delaware corporation and renamed The New Home Company Inc.) (the “Company”), to the references to the John Burns Real Estate Consulting, LLC market study prepared for the Company wherever appearing in the Registration Statement, including, but not limited to the references to our company under the headings “Summary,” “Market Opportunity,” “Our Business” and “Experts” in the Registration Statement, and, if applicable, the attachment of such market study as an exhibit to the Registration Statement.

Dated: June 13, 2013

JOHN BURNS REAL ESTATE CONSULTING, LLC

By	/s/ Donald Walker
Name:	Donald Walker
Title:	President